SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):    March 8, 1996




                      FIRST CITIZENS BANCSTOCK, INC.
         --------------------------------------------------------
          (Exact name of registrant as specified in its charter)




          Louisiana                 1-12324              72-1109730
--------------------------         --------             ------------
(State or other jurisdiction      (Commission           (IRS Employer
   of incorporation)              File Number)       Identification No.)


 1100 Brashear Ave., Morgan City, Louisiana                 70380
 ----------------------------------------------        --------------
   (Address of principal executive offices)              (Zip code)


     Registrant's telephone number, including area code:  (504) 385-0330

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Item 2.   Acquisition or Disposition of Assets.

Pursuant to the terms of the Amended and Restated Plan and Agreement of Merger dated as of December 15, 1995 (the "Plan of Merger"), between First Citizens BancStock, Inc. (the "Company") and its wholly-owned subsidiary The First National Bank in St. Mary Parish (the "Bank"), on the one hand and Whitney Holding Corporation ("Whitney"), Whitney Acquisition Corporation ("Acquisition") and Whitney National Bank ("Whitney Bank") on the other hand, the Company is merging with Acquisition, which will in turn will be merged into Whitney and the Bank will merge with and into Whitney Bank. The Bank will immediately thereafter merge into Whitney Bank. The shareholders of the Company approved the foregoing transactions at a Special Meeting of Shareholders held on March 7, 1996.

Shareholders of the Company will receive approximately 1.6046 shares of Whitney Common Stock in exchange for each share of the Company's Common Stock.

The merger is being consummated on March 8, 1996. Whitney will distribute certificates representing the shares of Whitney Common Stock issuable to the Company's former shareholders, and in cash in lieu of fractional shares, promptly after consummation of the merger. The number of shares of Whitney Common Stock issuable to the Company's shareholders was determined by a formula set forth in the Plan of Merger and is based upon the average market price (as defined in the Plan of Merger) of Whitney Common Stock during the 20 trading days preceding the fifth trading day prior to the date of consummation of the merger. As a result of those transactions, Whitney controls 100% of the Company.

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                             S I G N A T U R E

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              FIRST CITIZENS BANCSTOCK, INC.



Dated:  March 8, 1996         By:
                                 --------------------------------------
                                   Milford L. Blum, Jr.
                                   President






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